EXHIBIT 99.1

Company Contact:
Pet DRx Corporation
Harry L. Zimmerman
(HZimmerman@petdrx.com)
(615) 369-1914 – www.petdrx.com

PET DRx REPORTS THIRD QUARTER REVENUE OF $17.7 MILLION

BRENTWOOD, Tenn. (November 14, 2008) – Pet DRx Corporation (Nasdaq: VETS), a provider of veterinary primary care and specialized services to companion animals, today announced financial results for the third quarter and nine months ended September 30, 2008.

Revenue in the third quarter of 2008 was $17.7 million, compared to revenue of $17.7 million in the third quarter of 2007.  New revenues from the acquisition of Valley Animal Medical Center were offset primarily by lower volume in a small number of hospitals.  For the nine months ended September 30, 2008, Pet DRx reported revenue of $53.4 million, up 16% compared with revenue of $46.1 million for the first nine months of 2007. The revenue increase was due to the acquisition of six veterinary hospitals late in the first quarter of 2007, and the acquisition of Valley Animal Hospital in July 2008.

“Since starting with the new management team two months ago, I have been encouraged by what has and can be accomplished with this company” stated Gene E. Burleson, interim chief executive officer.  “We are focusing on improving same store profitability and increasing cash flow, while continuing to administer the highest quality animal care.  We expect to see positive results from a number of initiatives currently underway.”

“We are pleased with maintaining revenues during these economically challenging times”, stated Mr. Burleson.  “Our results this quarter were impacted by challenges at a few of our hospitals.  Accordingly, we have made the recent decision to close one hospital, which has experienced a permanent decline in business.  Additionally, as one benefit of our “hub and spoke” strategy, the consolidations of four of our facilities into two during the second quarter of 2008 have begun to show improving results.”

Hospital contribution margin in the third quarter declined to 4.6%, from 8.3% in the prior-year third quarter, but for the first nine months of 2008 it was 7.1%, compared to 5.7% in the first nine months of 2007.  The margin contraction in the third quarter was primarily due to the temporary interruption of services at one of our hospitals and the continuing poor performance of the facility that has been recently closed, along with increased costs related to the hiring of several additional veterinarians, partially offset by a reduction in cost of goods sold and non-veterinarian staff costs at hospitals.

Selling, general and administrative expenses as a percent of revenue decreased to 20.8% during the third quarter of 2008, from 21.0% in the same quarter a year ago.  The improvement was primarily the result of a decrease in the amount of professional fees incurred as compared to the prior year when significant amounts were spent in connection with the Merger, which reductions were offset by non-cash charges for stock compensation and asset impairment in the third quarter of 2008.  For the nine months of 2008, selling, general and administrative expenses as a percent of revenue were 21.3%, compared to 20.2% for the same period in 2007.  The increase during 2008 is primarily due to expenses incurred during the first part of the year when the company was relocating its office from San Jose, California to Brentwood, Tennessee and the aggregate $0.8 million non-cash charges for stock compensation and asset impairment.

The net loss in the third quarter of 2008 was $3.2 million, or $0.13 per share, compared with a net loss in the third quarter of 2007 of $3.4 million, or $0.80 per share (adjusted for merger share conversion ratio).  The net loss in the third quarter of 2008 includes interest expense of approximately $292,000, compared with $1.1 million in the prior-year third quarter.   The net loss for the first nine months of 2008 was $11.4 million, or $0.49 per share, compared with a net loss of $9.2 million, or $2.25 per share, in the first nine months of 2007.

Conference Call

Pet DRx management will host a conference call on Monday, November 17, 2008 beginning at 10:30 a.m. Eastern time to discuss third quarter results and to answer questions.  Individuals interested in participating in the call should dial (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S.  The live call also will be available in the Investors section of the Company’s Web site at www.petdrx.com.

A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation code 72735297.  The webcast will be available in the Investors section of the Company’s Web site for 14 days following the completion of the call.

About Pet DRx

Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals.  The Company currently owns and operates 24 leading veterinary hospitals in the state of California, which it has organized into unique, regional “hub and spoke” networks.  Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

SAFE HARBOR STATEMENT

Certain statements and information included in this press release, including statements as to the expected operations of the Company, its prospects for growth, and future product and service offerings constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, the effect of competition, decline in demand for the Company’s products or services, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles, the Company’s ability to service its substantial indebtedness, the level of direct costs and the Company’s ability to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, any impairment in the carrying value of the Company’s goodwill and other intangible assets, changes in prevailing interest rates, and general economic conditions.  These and other risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q, as well as its current report on Form 8-K/A (Amendment No. 1) filed on April 4, 2008, and the foregoing information should be read in conjunction with these filings. These forward-looking statements speak only as of the date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements, either as a result of new information, future events or otherwise.

[tables to follow]

PET DRX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Revenue	$17,662	100.0%	$17,696	100.0%	$53,419	100.0%	$46,099	100.0%
	16,858	95.4%	16,227	91.7%	49,651	92.9%	43,442	94.3%
Direct costs
Hospital contribution	804	4.6%	1,469	8.3%	3,768	7.1%	2,657	5.7%
	3,353	19.0%	3,718	21.0%	11,064	20.7%	9,301	20.2%
Selling, general and administrative expense before impairment
Impairment of assets held for sale	324	1.8%	--	--	324	0.6%	--	--

Selling, general, and administrative expense	3,677	20.8%	3,718	21.0%	11,388	21.3%	9,301	20.2%

Loss from operations	(2,873)	(16.3)%	(2,249)	(12.7)%	(7,620)	(14.3)%	(6,644)	(14.4)%

Other income (expense):
Interest income	5	0.0%	28	0.2%	344	0.6%	104	0.2%
Interest expense	(292)	(1.7)%	(1,143)	(6.5)%	(4,179)	(7.8)%	(2,615)	(5.7)%

Loss before provision for income taxes	(3,160)	(17.9)%	(3,364)	(19.0)%	(11,455)	(21.4)%	(9,155)	(19.9)%
	12	0.0%	13	0.0%	(17)	0.0%	23	0.1%
Provision for income taxes
Net loss	$(3,172)	(18.0)%	$(3,377)	(19.1)%	$(11,438)	(21.4)%	$(9,178)	(19.9)%
	$(0.13)		$(0.80)		$(0.49)		$(2.25)
Basic and diluted loss per common share
	23,656		4,247		23,357		4,082
Weighted average shares used in computing basic and diluted loss per share

PET DRX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and number of shares)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,189	$2,005
Trade accounts receivable, net	330	179
Inventory	1,164	1,268
Prepaid expenses and other	1,049	910
Assets held for sale	3,780	-
Due from related parties	55	238

Total current assets	11,567	4,600

Property and Equipment, net	4,336	7,887
Other assets:
Goodwill	53,749	49,190
Other intangible assets, net	6,489	7,145
Other	411	1,020
Total assets	$76,552	$69,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term obligations, net of debt discount	$2,254	$1,533
Accounts payable	1,855	6,481
Accrued payroll and other expenses	5,139	5,577
Accrued income taxes	-	189
Due to a related party	96	356
Obligations under capital leases, current portion	395	520
Total Current liabilities	9,739	14,656

Long-term liabilities:
Convertible debt, net of debt discount	5,047	11,361
Term notes, less current portion and net of debt discount	5,161	21,532
Obligations under capital leases, less current portion	434	531
Deferred rent	237	97
Other	73	145
Total long term liabilities	10,952	33,666
Total liabilities	20,691	48,322

Stockholders' equity
Preferred stock, par value $0.0001, 10,000,000 shares authorized
Series A: 0 and 7,652,175 shares outstanding as of September 30, 2008 and December 31, 2007, respectively	__	1
Series B: 0 and 26,661 shares outstanding as of September 30, 2008 and December 31, 2007, respectively	__	__
Common stock, par value $0.0001, 90,000,000 shares authorized, 23,660,460 and 4,247,632 shares outstanding as of September 30, 2008 and December 31, 2007, respectively, net of 1,361,574 and 0 treasury shares at September 30, 2008 and December 31, 2007, respectively	2	1
Additional paid-in capital	87,181	41,402
Accumulated deficit	(31,322)	(19,884)
Total stockholders' equity	55,861	21,520
Total liabilities and stockholders' equity	$76,552	$69,842